Issuer Free Writing Prospectus, dated July 30, 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Registration Statement File No. 333- 280034

Related to the Preliminary Prospectus dated July 26, 2024

BREATHE BIOMEDICAL INC.

This free writing prospectus relates to the offering of common shares of Breathe BioMedical Inc. (the “Company”) and should be read together with the preliminary prospectus dated July 26, 2024 (the “Prospectus”), which forms a part of the Company’s Registration Statement on Form F-1, as amended (File No. 333-280034) (the “Registration Statement”), relating to the offering of such securities. Capitalized and other terms used but not defined herein have the meaning as set forth in the Prospectus.

The Company has filed the Registration Statement, including the Prospectus, with the Securities and Exchange Commission (the “SEC) for the offering to which this communication relates. Before you invest, you should read the Prospectus in the Registration Statement that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents, including the Prospectus, for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternately, copies of the preliminary prospectus may be obtained from Maxim Group LLC, Attention: Prospectus Department, 300 Park Avenue, 16th Floor, New York, NY 10022, or by telephone at (212) 895-3500 or by email at syndicate@maximgrp.com.

This free writing prospectus relates to the proposed initial public offering of securities of the Company being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement, which has been filed with the SEC and can be accessed here: https://www.sec.gov/Archives/edgar/data/2004349/000149315224026351/formf-1a.htm

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Term Sheet	Initial Public Offering	July 30, 2024

United States Advisory

A registration statement (including a prospectus) has been filed with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

The registration statement relating to these securities has not yet become effective and the securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Canadian Advisory

A preliminary base PREP prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authorities in each of the provinces and territories of Canada (other than Quebec) and is accessible through SEDAR+. A copy of the preliminary base PREP prospectus, and any amendment, is required to be delivered with this document. Copies of the preliminary prospectus and any amendment may be obtained from Leede Financial Inc. by email at syndication@leede.ca. The preliminary base PREP prospectus is still subject to completion. There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final prospectus has been issued. This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the preliminary base PREP prospectus, the final prospectus and any amendment for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

Issuer:	Breathe BioMedical Inc. (the “Company”)

Offering:	2,625,000 common shares (“Common Shares”) of the Company (the “Offering”). The Company intends to grant to the Underwriters an option for a period of 45 days from the closing date to purchase up to 393,750 additional Common Shares solely to cover over-allotments, if any (the “Over-Allotment Option”)

EXPECTED Offering Price RANGE:	US$ 4.00-6.00 per Common Share (the “Offering Price”)

ESTIMATED Size of offering:	US$10,500,000 to US$15,750,000
Form of offering:	The Common Shares will be sold by way of initial public offering (“IPO”) (i) in the United States by the US Underwriter (as herein defined) pursuant to a Registration Statement on Form F-1 (File No. 333- 280034) filed with the SEC, and (ii) in Canada by the Canadian Underwriter (as herein defined) pursuant to a final long form prospectus filed in all provinces and territories of Canada, except Quebec.

Listing:	The Company has applied to list its Common Shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BRTH”. Listing will be subject to the Company fulfilling all the listing requirements of Nasdaq. Listing shall be a condition to closing.

Canadian Eligibility for Tax Exempt Accounts:	The Common Shares will be qualified investments under the Income Tax Act (Canada) for TFSA, RRSP, RRIF, RDSP, RESP and FHSA accounts.

Use of proceeds:	The net proceeds of the Offering will be used for the to fund research and development of the Company’s product candidates and development programs, for working capital and other general corporate purposes and for the repayment of US$1,648,325 in outstanding indebtedness.

Term Sheet	Initial Public Offering	July 30, 2024

Underwriters:	Maxim Group LLC (the “US Underwriter”) Leede Financial Inc. (the “Canadian Underwriter”, and together with the US Underwriter, the “Underwriters”)

Closing:	On or about one business day after the first trading day after the Offering is priced.

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